Exhibit 99.1

Revel Files Prepackaged Chapter 11 Cases to Implement its Restructuring and Reduce its Debt by over $1.2 Billion

Revel Beach, Atlantic City, N.J. – March 25, 2013 – Revel AC Inc., (the “Company” or “Revel”) announced today that it has filed its voluntary prepackaged Chapter 11 cases in the US Bankruptcy Court for the District of New Jersey (Camden) to facilitate its previously announced financial restructuring.

Under the plan of reorganization, Revel will significantly reduce its debt—by more than 82%—from approximately $1.52 billion to $272 million, through a debt-for-equity conversion. Revel has secured votes from a supermajority of its lenders, which is in excess of the amount required for the court to approve the plan.

The restructuring is not expected to impact Revel’s guests, employees or vendors. Throughout the restructuring, Revel intends to continue normal business operations. All services, guest loyalty plans and promotions, dining, scheduled entertainment, programming and events will continue to move forward without change or interruption, and that employees and vendors will be paid in the normal course of business.

Jeffrey Hartmann, Revel’s Interim Chief Executive Officer, commented on today’s announcement, “Backed by overwhelming lender support, we remain on track to complete our financial restructuring ahead of the critical summer season. We will emerge from this recapitalization positioned for long-term success, with the financial capacity to pursue our amenity enhancement opportunities, and the ability to continue providing our guests with a signature Revel experience.”

As previously announced, certain of Revel’s lenders will provide approximately $250 million in debtor-in-possession financing (DIP), approximately $42 million of which constitutes new money commitments and approximately $208 million of which constitutes prepetition debt. In addition, Revel will obtain $335 million in exit financing, which consists of a $75 million revolver and $260 million term loan. The proceeds of the exit facility will be used to provide Revel with additional working capital, fund certain capital expenditures, repay the DIP financing, and pay expenses related to the restructuring upon emergence from Chapter 11.

The Company expects to complete its restructuring, which is subject to bankruptcy court approval and the conditions set forth in the restructuring agreement, within 45 to 60 days and anticipates emerging from Chapter 11 by early summer.

Revel’s legal advisor in connection with the restructuring is Kirkland & Ellis LLP. Alvarez & Marsal serves as its restructuring advisor and Moelis & Company serves as its investment banker for the restructuring.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could impact the Company’s restructuring plans or cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. There can be no assurance that the restructuring transaction described herein will be consummated. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

About Revel AC

Revel features 1,399 rooms with sweeping ocean views. A member of the American Express Gold Hotel Collection, the resort houses a 130,000-square-foot casino with more than 2,400 slot machines, over 130 table games, electronic tables and a Poker Room. Designed to embrace its natural surroundings, Revel curates a collection of daylife and nightlife experiences crafted to bring the outside in and the inside out. Indoor and outdoor pools, gardens, lounges, and a 32,000-square-foot spa provide guests with a relaxing resort, while an outstanding collection of 14 restaurant concepts from award-wining chefs and restaurateurs, live entertainment featuring marquee acts and international artists, nightclubs, a casino that feels like a theatre and a collection of boutiques in The Row tailor to each guest’s passions. Revel was most recently named one of the Best Hotels in the Northeast by Amtrak’s Arrive magazine and one of the Top 10 Best New Hotels in the U.S. by Gayot.com.

To start your Revel journey, visit www.revelresorts.com. To receive the latest updates on Revel, become a fan on Facebook at www.facebook.com/revel and follow @revelresorts on Twitter and Instagram. Revel is located on the Boardwalk at Revel Blvd in Atlantic City, New Jersey.

Media Contact

Maureen Siman

Revel Entertainment

msiman@revelentertainment.com

609-572-6412